AGREEMENT


ARTICLE I
PURPOSE

         The general purpose of this Agreement is to provide for harmonious labor relations between the parties in the operations of the Company's plant, and to provide the rates of pay, hours of labor and working conditions of the employees. A basic principle underlying this Agreement is that each employee shall give a fair day's work for a fair day's pay.


ARTICLE II
RECOGNITION

         The Company agrees to and hereby recognizes the Union as the sole and exclusive bargaining agent for all production and maintenance employees of the Company at its plant at Emory Road, Knoxville, Tennessee, excluding office, clerical employees, professional employees, guards, watchmen and supervisors as defined in the National Labor Relations Act.

         If Plasti-Line, Inc., opens and manages another manufacturing plant and/or warehouse related to its local manufacturing operations within a fifty
(50) mile radius of the Emory Road facility, employees of such new operations will be subject to the provisions of this Agreement. Jobs at such new operations will be subject to the posting procedures defined in Article VIII.


ARTICLE III
HOURS OF WORK

SECTION 1 (a).   The normal work day shall be eight and one half hours (8.5) in total duration. The normal work week for the standard two shift operation shall be:

                 First Shift:                      7:00 a.m. Monday
                 Second Shift:                     3:30 p.m. Monday

During the course of the normal work day, two ten minute breaks will be provided at the Company's expense (times to be established by the Company). One thirty minute lunch break will be established by the Company (at the employee's expense). The final five minutes of each shift shall be set aside for wash up.

Should the need arise for a normal three shift operation the third shift would commence at 11:00 p.m. on Sunday night; the first shift starting at 7:00 a.m. Monday; and the second shift starting at 3:00 p.m. on Monday. One twenty minute lunch and one ten minute break would be incorporated into the schedule at the expense of the Company.

SECTION 1 (b) . Should the need arise for continuous operations in all or any part of the plant (continuous operation is defined as seven days per week/twenty-four hours per day); each shift shall be eight hours in duration. When the shift is eight hours, the sixth and seventh day will be at a premium of one and one-half and double the rate of pay, respectively. Any subsequent change from an eight hour shift shall be by mutual agreement of the Company and the Union, and the jobs posted and bid by the contract.

SECTION 1 (c).   Employees shall be allowed a paid ten minute break prior to starting an overtime work period scheduled to continue into the shift for two or more hours.

SECTION 1 (d).   When the Company elects to change the start/stop times of the normal eight-hour work day for an employee or group of employees in a department, the job(s) affected shall be posted in accordance with the procedures defined in Section B, Article VIII of this agreement.

SECTION 2 .  Overtime shall be administered as follows:

         (a) All work in excess of the normal work day for an established job shall be paid at one and one-half the base rate of pay.

         (b) All work performed on the sixth day of an employee's work week shall be paid at one and one-half times the base rate of pay.

         (c) All work performed on the seventh day of an employee's work week shall be paid at double the base rate of pay.

         (d) Overtime will not be pyramided; that is, no employee shall receive overtime pay subject to more than one overtime or holiday provision of this Agreement.

         (e) For the purpose of this section, the fiscal day for each employee shall be the 24-hour period commencing with the start of his regular shift. This notwithstanding, if employees start their regular shift early and work only eight (8) hours thereafter, they shall not be entitled to pre-shift overtime for the period from the early start to the beginning of their fiscal day. If overtime is earned, employees shall be entitled only to post-shift overtime in accordance with (a) above. Before an employee agrees to start a regular shift early, he shall be informed of the hours to be worked and any subsequent change in hours worked shall be by mutual agreement of the Company and the employee.

         (f) The Company will notify department Stewards of its overtime needs, specifying the number of employees required per department and the hours to be worked. The Company will be liable for failure to notify the Stewards. Overtime needs will be filled from volunteers through the use of the Stewards or Chief Stewards in the respective areas. The overtime needs for each department will be filled by employees from that department. The Company may, at its discretion, accept volunteers from other departments to fill overtime needs above the required manning level. When overtime needs are not filled by volunteers, the Company will require additional employees, on the basis of least seniority first, to work overtime, providing the employee possesses the necessary skills to perform said work. The Company shall not require overtime for any person in any department or departments for more than fifteen Saturdays in a calendar year of which no more than two are consecutive. A list of employees scheduled for the Saturday overtime shall be posted by the Union no later than Thursday of each week and a copy given to the Superintendent(s).

                 Any employee so scheduled who does not report for work on Saturday shall be recorded as absent. Should the Company decide to cancel Saturday overtime it shall post notice not later than the end of the first shift on Thursday.

         (g) It shall be the general policy of the Company to equalize overtime within job classification where the Company, at its discretion, deems such equalization to be practical. The Company shall not be liable for failure to equalize overtime. Overtime, subject to the Company's needs and requirements, will be equalized as follows:

                 (1) Each employee will have an overtime record maintained by the department Steward and posted in the department where the employee works.

                 (2) When overtime is contemplated, the senior employee within the classification having the least overtime and having the required skill and ability shall be selected for overtime.

                 (3) New employees, or employees transferring from one job classification to another, shall be started showing one hour more overtime than any employee in the classification in which they are assigned.

                 (4) All voluntary overtime shall not count towards Company required overtime; and no more than fifteen Saturdays are required.

SECTION 3 . Employees shall be paid on Thursday of each week prior to the scheduled lunch break for their shift where practical, but not later than quitting time for their shift. Pay shall be for the prior work week.

SECTION 4 . Employees whose shift commences at 3:30 p.m. (second shift) shall receive an additional 15c. per hour shift premium.

SECTION 5 . Employees whose shift commences at 11:00 p.m. (third shift) shall receive an additional 20c. per hour shift premium.

SECTION 6 . An employee who works four (4) hours or more of overtime into a shift paying a premium shall receive the premium at a rate of one and one-half times in addition to his overtime pay for said hours, unless the shift he is working received a higher premium, in which case he would receive the higher premium.


ARTICLE IV
HOLIDAYS

         The following days shall be considered as holidays: New Year's Day, Washington's Birthday, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving, Friday after Thanksgiving, Christmas Eve, Christmas Day and New Year's Eve Day.

         If a holiday falls on other than a regular work day, it shall either be scheduled to be observed on a work day immediately prior to or following the holiday. By mutual consent of the Company and Union, holiday observance may be changed to provide better work schedules. Work on these alternate days shall be at straight time rates. All work done on actual holidays shall be paid for at double time. To qualify for holiday pay, the employee must meet the following conditions:

         (a) The probationary employee shall have completed 90 calendar days on the payroll prior to the date of the holiday.

         (b) He shall have worked his last scheduled shift before and his first scheduled shift after the holiday, except those employees who are absent the scheduled work day before and after the holiday due to illness, injury, death in the immediate family, jury duty, major transportation difficulty, approved Union leave or approved medical leave and presents satisfactory evidence thereof, in which event they will be paid for any holiday observed.

         (c) If a holiday occurs during the vacation of an employee, the employee is paid for the holiday in addition to vacation pay.

         (d) In no event shall any employee, whether excused under (b) above or laid off, be entitled to holiday pay unless he shall have worked at least one regularly scheduled shift within fifteen (15) calendar days prior to the holiday.

         (e) At no time shall any employee be entitled to holiday pay if at the time of the holiday there is any work stoppage of any kind or character.

         Holiday pay shall be eight (8) hours straight pay at the regular rate of the employee in effect at the time the holiday occurs. When payday falls on a scheduled holiday, paychecks will be distributed the last normal work day prior to the holiday.


ARTICLE V
VACATIONS

SECTION 1. All employees shall, upon attaining the anniversary date for years of continuous service as set forth in Section 3 hereof, be given vacation with pay as hereinafter determined according to the following schedule:


         YEARS OF CONTINUOUS SERVICE                        WEEKS OF VACATION WITH PAY
         -----------------------------------------------------------------------------
         Two (2) years                                      Two (2) weeks
         Five (5) years                                     Three (3) weeks
         Fifteen (15) years                                 Four (4) weeks
         Twenty (20) years                                  Five (5) weeks


SECTION 2. For each week of vacation with pay to which an employee is entitled under Section 1 hereof, he shall receive vacation pay as follows:

         (a) Each such employee who shall have worked for the Company during the year preceding his vacation anniversary date a total of at least 1200 hours shall receive forty (40) hours pay.

         (b) Each such employee who shall not be eligible for vacation pay under (a) above shall receive pay in accordance with the following schedule:

                          800 - 1199 hours           30 hours pay
                          300 -    799 hours         20 hours pay
                          299 -         or less       0 hours pay

         (c) Time off for compensated industrial accidents within one year of the accident occurrence shall be counted as time worked for purposes of this section. Time off for vacations, holidays, jury duty, funeral leave, union business, two weeks reserve duty and regular work days lost due to inventory shall be counted as time worked for purposes of this section.

         (d) Vacation pay shall be computed by multiplying the number of hours of vacation to which the employee is entitled by his regular straight time rate in effect at the time of vacation.

         (e)     Vacation pay shall be distributed only as specified in Section
                 7.

SECTION 3. For purposes of vacation pay administration, employee anniversary dates shall be determined as follows:

         (a) Employees whose seniority date falls between March 1 and August 31, inclusive shall have an anniversary date of June 1.

         (b) Employees whose seniority date falls between September 1 and February 28, inclusive, shall have an anniversary date of December 1.

         Any employee who is on authorized leave of absence, on sick leave, or is laid off, but is entitled to vacation pay, determined as herein provided, will be mailed said vacation pay.

SECTION 4. Any employee who works during his vacation shall receive his vacation pay when due and shall be paid his regular rate for all work done by him.

SECTION 5. Any employee desiring to take part or all of his vacation at some other date than the time agreed to in Section 7, may arrange such other date by permission of the Company, and shall receive such portion of his applicable vacation pay at the start of the period as provided for in Section 7.
Employees shall have the option of electing to take an additional day of vacation pay in lieu thereof during the third or fourth week of vacation if the holiday falls in such vacation week, provided such third or fourth week is outside plant shut down weeks.

SECTION 6. No vacation pay shall be due any employee who, for any reason, fails to remain in the employ of the Company on his anniversary date, except as noted below:

         (a) An employee retiring under this Agreement will receive pro-rata vacation pay based on the hours worked since the employee's last anniversary date. The pro-rata pay shall be based on the schedule set forth in Section 2 of this Article.

         (b) Should an employee die during the term of this Agreement his estate will be paid a pro-rata vacation pay based on the hours worked by the employee since his last anniversary date. The pro-rata pay shall be based on the schedule set forth in
                 Section 2 of this Article.

SECTION 7. It is agreed the summer vacation period shall be of one (1) week's duration beginning the week July 4th falls, except for required production and maintenance crews. This shall be a five (5) work day vacation shutdown excluding the holiday and such time will be counted as vacation.

         (a) If a holiday falls within the shut down vacation period, then the holiday shall be given as an extra day's pay in the employee's last paycheck before shut down.

         (b) The rate of pay for vacation shall be the employee's regular straight time rate in effect on the last workday in May for June employees; the 15th of November for December employees except as noted in (c) below.

         (c) Employees who take vacation outside the shut down period may, by written notice to the Company 30 days prior to their June or December anniversary date, have their vacation pay held. In these cases vacation pay shall be eight (8) hours straight pay at the regular rate of the employee in effect at the time the vacation occurs.

         (d) Vacation pay will be issued June 15th for June anniversary employees and December 1 for December anniversary employees except for those who elect to hold their vacation pay as stated in (d) above.

         (e) For the shut down period, all December employees with more than one (1) year's service, will receive an advance on one
                 (1) week's vacation pay.

         (f) Fifth week vacation pay will be issued on or about the 15th of the month following the employee's seniority date.

ARTICLE VI
REPORTING

         Any employee who is scheduled or required to report for work on any day and is not put to work for at least four (4) hours shall be paid the applicable rate for four (4) hours actual work on that day. The foregoing provision shall not apply if the Company is unable to provide work because of a strike at its plant, break-down of equipment, failure of utilities, fire, floods, acts of God or if the employee is absent, by his own volition, at the time that "no work" notice is given.


ARTICLE VII
WAGES

SECTION 1. Effective with the date of this contract, job classification, wage scale and pay shall be as set forth in the attachment hereto labeled JOB CLASSIFICATION AND WAGE SCALE, and same shall be made a part of the Agreement.

SECTION 2. Effective with the date of this contract, each employee shall remain in the classification he held on the last day of the prior contract or a new classification agreed upon by the Company and the Union until changed in accordance with the terms of this contract.


ARTICLE VIII
SENIORITY

         New employees, and those hired after a break in continuity of service with the Company, shall be regarded as probationary employees for the first 90 calendar days (this may be extended an additional 90 calendar days by mutual agreement) of their employment, or reemployment, and may be laid off or discharged without reference to length of service. Such probationary employees continued in the service of the Company after actually being on the payroll for the 90 calendar day probationary period shall have a seniority status according to their length of service from the date of hiring. In the event a probationary employee is laid off, his period of layoff shall not exceed his time on the payroll, at which time he shall be terminated.

         Probationary employees are not eligible to bid on posted jobs. Probationary employees may be assigned without any increase in pay so as to enable the Company to evaluate their capabilities but the jobs they hold shall be subject to bumping by senior employees. When a probationary employee achieves regular employment status, the job held by that employee, if not previously posted or accelerated, will be posted and that employee may then bump into such job as his seniority and skill may carry him.

         A.      Seniority shall be administered as follows:

                 1. Layoffs, due to lack of work, illness or injury of the employee, or other cause not due to the voluntary fault of the employee, shall not constitute interruption of continuous service as those terms are used in this section, and the employee's seniority status shall not be affected by such interruption.

         2. An employee may be dropped from the service and payroll of the Company for any one of the following reasons:

                          a.      Excessive absenteeism.

                          b. Failure to report for two regularly scheduled consecutive shifts to which the employee is assigned except when the employee notifies the Company of the reason he cannot report.

                          c. When a laid off employee fails to report for work within five (5) calendar days after mailing a registered letter, or other documentable means of communication, by the Company to the employee's last known address requesting him to do so. Within two (2) working days after receipt of such written notice to report to work, the employee shall notify the Company within the five day period provided herein.

                          d.      Discharge for reasonable cause.

                          e.      If he/she resigns or quits.

                          f. When an employee has performed no work for twelve (12) months or a period of time equal to his length of continuous service whichever is greater unless failure to perform work was due to a compensable injury or illness.

         B. The Company shall post, or accelerate, all vacancies after restoration rights have been exhausted.

                 1. A copy of this notice shall be given to the Chief Steward. Such posting will continue for a period of three (3) consecutive days, Saturday, Sunday, and Holidays excluded, and the job will be awarded on the fourth day. Each employee desiring to bid on said job shall, during such three day period, sign the posted notice and also the copy which will be held by the Chief Steward or the Superintendent of the plant.

                 2. Until a job or vacancy is permanently filled as hereinafter provided, the Company may fill such job on a temporary basis. Temporary shall be defined as a period not to exceed twenty (20) regular work days, unless extended in a particular case by mutual agreement, or unless such vacancy is caused by an employee being absent or on vacation. At the end of the temporary period, the transferred mployee will be returned to the department and/or classification from which he was transferred. Should the returning employee not be required, due to lack of work, the employee would be considered displaced. Such a displaced employee may then bump into such job as seniority and skill may entitle the employee.

                 3. The Company will post jobs for bid or use the acceleration process for vacancies. The names of the person(s) awarded the job will be posted on the Company bulletin board on the day the job is awarded. The Company may elect to hold a person awarded a job in this manner until his job is filled, but in no case longer than three (3) working days. A person bumping another employee will, unless changed by mutual agreement, assume that employee's job at the start of his next regularly scheduled shift. The Company agrees not to reduce or abolish a job for a period of five (5) working days from the day it is awarded and filled.

                 4. Employees will provide, via a Bumping/Restoration Preference Form, the Company and their Shop Steward bumping preferences and whether or not they desire to be returned to their home classification in the event of a restoration.

                 5. When vacancies occur, when new jobs are created, when jobs are abolished or restored, as well as in all cases of increase or decrease in forces, where factors other than seniority are to control, a conference shall be held between the representatives of the Company and the Shop Committee for the Union, during which the parties shall attempt to mutually agree on the future status of the employee or employees involved, and, in making such determination, the following factors shall be considered:

                          a.      Length of continuous service.

                          b. Relatively equal ability to efficiently perform the work in question.

                          c. Application to the job, past performance (in regard to quality and quantity of work) and physical requirements of the job.

                 6. If (b) and (c) are relatively equal, (a) length of continuous service, shall govern. In the event the representatives of the Company and the Shop Committee for the Union are unable to reach a satisfactory understanding with respect to factors
                          (b) and (c), it shall be the duty of the Company to make such determination; however, in the event the Company gives preference to a junior employee on the basis of such determination and should a senior employee feel that the Company has improperly considered the provisions of factors (b) and (c) in making such determination, such senior employee may file a grievance in accordance with provisions of the Agreement. In the event such grievance is not satisfactorily settled in accordance with the grievance procedure of the Agreement, and should the Union request that the grievance be submitted to arbitration, as provided for elsewhere in this Agreement, the questions to be determined by the arbitrator shall be whether or not the Company, in making its determination, fully considered all of the provisions of factors (b) and (c) and was clearly unreasonable in its application thereof.

                 7. Employees will be eligible to accept not more than three awards of posted or accelerated jobs at any level in any calendar year. Every time an employee is bumped or his job is reduced, he will be granted eligibility to accept an award of a posted or accelerated job in addition to the three awards allowed by the prior sentence. Not more than three bid award eligibilities shall be carried over from one calendar year to the next.

                 8. Any employee who is permanently promoted or otherwise changed to a higher job classification, shall assume the rate of pay under the then applicable wage scale for the higher job. In all cases where an employee is changed to a lower classification other than on a temporary basis, he shall take the rate of the then applicable wage scale of such lower classification.

         C. Seniority shall be applied and administered as follows:

                 1.       Plant wide seniority is established.

                 2. When the Company contemplates that a layoff of indefinite duration (three or more work days) is in prospect, it shall attempt to notify employees affected three work days in advance, but shall not be liable in any way for failure in this regard.

                 3. In any reduction of forces within the plant, layoffs shall be made by seniority, subject to the right of the Company to retain the necessary skills and work crews for jobs remaining to be performed, provided employees can provide evidence of experience and/or skills and they would otherwise be laid off.

                 4. In the event an employee's job is reduced from his/her classification, the Company will honor his/her bumping preferences as far as his seniority and skill will allow (i.e., bumping into a skill classification requires having previously held the classification in a qualified status, so long as the job has not materially and substantially changed). Bumping preferences will be documented by each employee for ease of administration. An employee may amend his/her preference at any time, so long as the bumping process has not commenced. In the event of a layoff of two work days or less no employee's right to bump shall exist, although during this period employees will be laid off by seniority, providing they have the qualifications to perform the available work. In the event a more senior employee would be laid off while a qualified junior employee remains in a skilled classification, the senior employee would be given the opportunity to remain employed by demonstrating his/her ability. The employee would be given a maximum of forty-five (45) days to familiarize himself/herself and reach the acceptable standards of production and quality.

                 5. Any employee temporarily transferred to a lower job classification at the direction of the Company shall continue to receive his regular rate of pay. The person(s) temporarily transferred to a lower (or equal) paying job shall be the junior person(s) from a department or departments determined by the Company. Any employee who temporarily works three
                          (3) or more consecutive hours in a higher job classification by direction of the Company shall:

                                  a.       Retain his present rate of pay if
                                           such rate is in excess of that of
                                           the higher classification.

                                  b.       Take the rate of the pay of the
                                           higher classification if such rate
                                           is in excess of his present rate.

                                  c.       On temporary transfer to a higher
                                           paying classification, the senior
                                           employee(s) in the classification
                                           will be given preference.  On
                                           lateral or lower classification, the
                                           junior man with the ability to
                                           perform the work will be required
                                           to transfer.

                 6. An employee protesting his rate of pay for a temporary assignment may process a grievance to the extent and in the manner provided in this contract, and if as a result of such grievance, the Company shall be found in error, arbitrators may award such lost pay as they deem appropriate.

                 7. Restoration of the work force shall be made as follows:

                                  a.       Each employee maintains a "home
                                           classification".

                                  b.       Upon restoring a reduced
                                           classification, the company will
                                           honor the employee's preference
                                           form.

         D. The Company will post on its bulletin board a list showing the current seniority standing of each employee and will furnish copies of such lists to the Union Business Manager and/or Business Representative and Chief Stewards. Revised lists will be posted every four (4) months. Any appeals from the seniority list as posted must be made within ten (10) regular work days of posting. Any error on a seniority list will be corrected by the next revision with no penalty to the affected employee(s) in the interim.

                 Upon written request from the Union, the Company will, within three (3) working days, provide the Union with an updated, current seniority list.

ARTICLE IX
NON-DISCRIMINATION

         It is the policy of the Company and the Union that the provisions of the Agreement shall be applied without discrimination because of race, creed, religion, color, sex, age, national origin, physical or mental handicap or disability, or because an employee is a disabled Vet or a veteran of the Vietnam era.

         Neither the Union nor the Company shall discriminate against any employee because of membership or activities in the Union, or because the employee does not join the Union or refrains from engaging in any activity for or on its behalf. Any disputes that arise concerning any alleged discriminations shall be submitted to Step III of the grievance procedure.

         Whenever used herein, the use of personal pronouns "his" or "her" shall be deemed to include, in either case, the masculine or feminine gender.

ARTICLE X
MANAGEMENT PREROGATIVES

A. The management of the Company's plant and the direction of its working forces, including, but not limited to, the right to establish new jobs, abolish or change existing jobs, increase the number of jobs, establish work crews, change material, processes, products, equipment, and operations, schedule employees, assign work to be performed, and the right to hire and suspend, promote, discipline or discharge for proper cause, transfer or lay off employees because of lack of work or other legitimate reasons shall, subject to the provisions of this Agreement, be vested exclusively in the Company.

B. The Company shall have the right to establish, maintain and enforce reasonable rules and regulations, including rules and regulations regarding employee abuse of controlled substances, to secure orderly plant operations; it being understood and agreed that such rules and regulations shall not be inconsistent or in conflict with the provisions of this Agreement. The Company shall post on its bulletin boards and furnish the Union with a written or printed copy of all new rules and regulations and all changes therein. Changes in existing rules and regulations, as well as new rules and regulations promulgated by the Company, shall not become effective until 48 hours after copies thereof have been posted on the Company's bulletin boards and a copy furnished to the Union.

C. There shall be no limitation as to the amount of work performed during an employee's regular work day, and all work shall be performed in a satisfactory and workmanlike manner. The Company and the Union agree that it is their objective to achieve the highest limit of the employee's performance and efficiency consistent with safety, good health and sustained efforts.

D. In the event the Union disagrees with the rate which the Company establishes for a new job it may appeal such dispute to the grievance procedure after a reasonable trial period for the new job, not to exceed a 90 day period.

E. If, in the opinion of the Union, an existing job has been changed to the extent it should be reclassified or have a new classification established, it may appeal such dispute to the grievance procedure after a reasonable trial period for the changed job.

ARTICLE XI
GRIEVANCE PROCEDURE

A. The Grievance Committee shall consist of: Business Manager and/or Business Representative, Shop Steward of the Department, and Chief Shop Steward. Two
(2) members of this group shall constitute a quorum.

B. Should any difference arise between the Company and the Union, or between the Company and an employee, or employees, as to the meaning, application, interpretation or alleged violation of this Agreement, such differences shall be adjudicated in accordance with the provisions as hereinafter set forth in this section. It is understood and agreed that any individual employee, or a group of employees, shall have the right to present grievances to the Company and to have such grievances adjusted without the intervention of the Union, provided any adjustment made shall not be inconsistent with the terms of this Agreement.
The Union may have a representative present at any such hearing if it so desires. In the event an employee, or employees, elect to have a grievance adjudicated in accordance with the provisions of this section, the aggrieved employee, or employees, as the case may be, shall immediately, and in any event not later than five (5) work days from the date such grievance occurs, present his grievance to one of the aforementioned Grievance Committee members in writing, on forms furnished by the Union who shall within said time file the same with the Company. It is expressly understood and agreed that after a grievance has been presented by an employee in writing to one of the aforementioned Grievance Committee members and the written grievance has been presented to the employee's supervisor, no supervisor of the Company shall discuss such grievance with the employee unless a committee member is present during such discussion. Within a reasonable period, not to exceed one (1) work day after the grievance, or grievances, has been presented to the Company as herein provided, an earnest effort shall be made to settle such grievance or differences in the following manner:

         Step 1-- By the Shop Steward and the Company's Supervisor. The Supervisor for the Company shall render a decision in writing within three (3) work days after the grievance is presented, and if the Supervisor's decision is not acceptable, the grievance shall within three (3) work days, be handled in accordance with Step 2 of this section.

         Step 2-- By the Chief Steward, with or without the assistance of an authorized representative or representatives of the Union, and the Department Superintendent. The Superintendent shall render a decision in writing within three (3) work days after the grievance is presented, and if the decision rendered by the Company's representative is not acceptable, the grievance shall within five (5) working days, at the written request of either party to this Agreement, be handled in accordance with Step 3 of this section.

         Step 3-- By the Business Manager and/or Business Representative of the Union and the plant manager or the Company's designee. The Company's representative shall render a decision in writing within five (5) work days after the grievance is presented, and if the decision rendered by the Company's representative is not acceptable, the grievance shall within thirty (30) calendar days, at the written request of either party to this Agreement, be referred to arbitration as provided for elsewhere in this Agreement.

C. Failure by either party to appeal a grievance within the time limit set forth herein will result in the grievance being considered satisfactorily settled in accordance with the last written decision rendered by the Company. If the Company fails to respond within the time limit provided at any step, the grievance is automatically moved to the next step. However, any of the time limits set forth herein may be extended by mutual consent of the parties hereto.

D. Any issue involving the meaning of the alleged violation of the Agreement may be initiated by either party directly with the other party. Any issue involving the termination of an employee may be initiated by either party directly with the other party beginning with Step 3 of the aforementioned grievance procedure. Upon failure to agree, such issue may be referred immediately by either party to arbitration, as provided for elsewhere in this Agreement.

E. The Grievance Committee provided for and mentioned in this section shall have and possess power and authority to act for and bind the Union in connection with those functions, rights, obligations and matters provided for in this Agreement. They shall not have, or be deemed to have, any other authority to act for, or bind the Union.

ARTICLE XII
ARBITRATION PROCEDURE

A. The grievance within the scope of the Agreement, which remains unsettled after having been fully processed pursuant to the provisions of the Grievance Procedure, may be submitted to arbitration upon written request of either party, provided the request is made within thirty (30) working days after the final decision has been given under the final step of the Grievance Procedure.

B. The Company and the Union agree that the parties will meet within seven (7) working days after request for arbitration is received to select the arbitrator, unless an extension not to exceed five (5) working days is mutually agreed upon. In the event that the Company and the Union are unable to agree upon an arbitrator within this period of time, they shall submit a joint request to the Federal Mediation and Conciliation Service for a panel of seven
(7) arbitrators within seven (7) working days subsequent to expiration of prior seven (7) days, or extended period. The arbitrator will be selected from the list by both the Company and the Union, each alternately striking a name from the list until only one remains. The Company and the Union will alternate in striking the first name from the list. The Company will strike the first name in the first arbitration case, and the Union will strike the first name in the second arbitration case, and continuing, etc.

C. In case of discharge or suspension where the arbitrator awards back pay, the monetary award may not be greater than the employee's normal straight time earnings for the period less any unemployment compensation paid to the employee during this period.

D. Cost of the arbitrator's fee and expenses shall be borne equally by both parties.

E. It is agreed that the authority of the arbitrator shall be limited to the interpretation of the express terms of this Agreement or any mutually agreed upon supplements hereto. The arbitrator shall have no power to alter or add to the terms of this Agreement or to disregard this Agreement, or to arbitrate any dispute arising out of the negotiation of a new Agreement or a renewal of this Agreement, or any amendment thereof or supplement thereto.


ARTICLE XIII
SUPERVISION WORKING

         No supervisor shall perform any work under the coverage of this contract except to instruct employees or in cases of emergency. Supervisors shall be permitted to familiarize themselves with new production techniques, new products and equipment.


ARTICLE XIV
BULLETIN BOARDS

         The Union shall have access to the bulletin boards to place any notices concerning the Union that it desires to, provided, the notices bear the signature of the President, the Business Manager and/or Business
Representative, or the Secretary of the local branch. The Union agrees to furnish the Company with authorized signatures and any notice not bearing such authorized signatures as furnished may be forthwith removed.


ARTICLE XV
AFFILIATE

         In case the International Union or the Company at any time shall change its name, reorganize, unite, consolidate, merge or affiliate, this Agreement shall remain effective for its duration.

ARTICLE XVI
STRIKES AND LOCKOUTS

A. The Company agrees not to cause, permit, or engage in any lockout of its employees during the term of this Agreement except for refusal of the Union to submit to arbitration in accordance with Article XII, or failure on the part of the Union to carry out the award of the Board of Arbitration. The Union agrees that neither it nor its members, individually or collectively, will, during the term of this Agreement, cause, permit or take part in any strike, picketing, sit-down, interference with work in or about the Company's plants or premises, except for refusal of the Company to submit to arbitration in accordance with
Article XII or failure on the part of the Company to carry out the award of the Board of Arbitrators.

B. The Company and the Union agree that the grievance procedures provided herein are adequate to provide a fair and final determination of all grievances arising under the terms of this Agreement and, further that remedies and procedures provided by law shall be the sole and exclusive means of settling all other disputes between the employees and the Company or between the Union and the Company.

C. It is the desire of the Union and the Company to avoid strikes and work stoppages. Any employee engaging in any work stoppage, intentional slow-down of production, or unauthorized strike may be discharged or otherwise disciplined and a grievance may be processed by such employee under the grievance procedure afforded by this contract, but only for the purpose of determining whether or not the employee is engaged in such work stoppage, intentional slow-down of production, or unauthorized strike.

D.  Sympathy strikes are also forbidden during the life of this agreement.


ARTICLE XVII
SAFETY AND HEALTH

         The Company will make provision for the safety and health of its employees during the hours of their employment. There shall be a permanent Safety Committee consisting of not more than three (3) employees selected by the Union and an equal number selected by the Company. This committee which shall meet monthly, shall investigate, discuss and submit recommendations calculated to relieve any unsafe working conditions that may exist. These recommendations shall be submitted to the Company and it agrees to make reasonable efforts to improve any safety defect which the Committee may call to its attention. No employee will be required to work under conditions where, in the opinion of the Safety Committee, it would be hazardous or unsafe for him to do so.

         If an employee bids and is awarded a job and at a later date performance of such duties becomes detrimental to his health he may, by presentation of a doctor's certificate to such effect and such other evidence as the Company may require, be permitted to transfer to any job which such employee may, by reason of qualification, seniority, and physical fitness be entitled to fill.

         The Company shall either have a person trained in first aid with current certification or a nurse on duty during the major shifts.


ARTICLE XVIII
LEAVES OF ABSENCE

A. Leaves of absence without pay may be granted upon written application when approved by the Company and the Union Executive Committee where the Company determines that operations will not be unduly affected, and any employee to whom such a leave is granted will retain and accumulate seniority during such leave. Such leaves of absence may be extended upon joint approval of the above parties from time to time to cover a period not in excess of one year.

B. Any employee who is on leave of absence and fails to return within the time limits, or who accepts employment elsewhere, shall be considered as having resigned.

C. Employees on leave of absence shall retain and accumulate seniority during such leave.

D.  Leaves of absence are of six (6) basic types:

         1. Personal Leaves - Not to normally exceed (30) days but may be extended beyond 30 days if necessary if six (6) months of Company service has been completed. The number of and length of personal leaves granted will be determined by joint approval of the parties.

         2. Non-Occupational Illness or Injury - Not to exceed 18 months. The Company may require a certificate from its doctor before an employee who has been on medical leave of absence is permitted to return to work.

         3. Occupational Illness or Injury - For the total period of disability or until it is medically determined the employee is able to return to work. If an employee is placed on a permanent disability rating by the Social Security Administration or it is medically determined that the employee is unable to work, the employee shall at that time be terminated by the Company as being physically unable to perform his/her job.

         4. Union Business - Leaves of absence up to three year may be granted for Union activity and seniority shall accumulate during such leave. However, such leaves will be granted only when requests are made to the Company by the International Union and the Company determines that operations will not be unduly affected. No more than two employees will be approved for extended leaves to hold an elected office within the local union or the International at any one time.

         5. Military Leave - The Company will pay employees on Military Leave for the difference between their regular 40 hour per week pay and their Military pay for a period of two (2) weeks per year upon presentation of proper documentation. Such Military duty must be mandatory and of a temporary nature.

         6. Family and Medical Leave - Unpaid leave may be taken by eligible employees in accordance with federal law. The Company has the right to substitute available paid leave (e.g., vacation) for unpaid leave available under this law.

E. Whenever the Company desires a bargaining unit employee to serve in a Company position outside the scope of this Agreement, the employee may return to the bargaining unit and retain his seniority if such decision to return is made within 60 calendar days after leaving. After 60 calendar days, unless extended by mutual consent of the Company and the Union, such employee will no longer be a member of the bargaining unit.

ARTICLE XIX
GROUP INSURANCE AND PENSIONS

         The Company will continue in effect its present Group Life Insurance Program and will continue to offer a group health insurance plan with equivalent benefits to the existing plan with another administrator or carrier. This health plan shall be maintained and paid for one-half by the Company and one-half by the employees. In the event the rates increase, the Company shall pay for one-half. Likewise, in the event a rebate is earned, each party shall be entitled to one-half of such amount.

         An alternate health insurance plan will be offered beginning March 1, 1995. For the remainder of 1995, the weekly premiums shall be:

                          Employee -               $10.40
                          Employee + One -         $20.25
                          Family -                 $29.94

         In future years, any premium increases (or decreases) shall be shared one-half by the Company and one-half by the employees.

         During leaves of absence, as provided for in Article XVIII hereof, and during strikes arising as a result of contract negotiations, employees may maintain the above insurance program in full force, provided the employees meet the requirements of the insurance companies. The cost of the insurance will be determined by the type of leave of absence as described in Article XVIII-D:

         1. Personal Leave - The entire cost of the health and life insurance will be borne by the employee and will be paid in advance to the Payroll Department.

         2. Non-Occupational Illness or Injury - The Company and the Employee will each continue to bear their normal share of the health insurance and life insurance premiums. The Employee will pay insurance premiums thirty (30) days in advance to the Payroll Department.

         3. Occupational Illness or Injury - The Company and the Employee will each continue to bear their normal share of the health insurance and life insurance premiums. The Employee will pay insurance premiums thirty (30) days in advance to the Payroll Department.

         4. Union Business - The entire cost of the health and life insurance will be borne by the employee and will be paid in advance to the Payroll Department.

         5. Military Leave - The Company will continue to pay its portion of the health insurance premium and all of the non-contributory life. The employee will continue to pay the entire cost of the contributory life. The insurance premiums will be deducted from the employees' paychecks when they return from duty.

         LIFE INSURANCE

         AMOUNT OF INSURANCE
         -------------------

         YRS. OF SERVICE                                  NON-CONTRIBUTORY           CONTRIBUTORY
         5 years or more                                       $14,000                  $6,000
         Less than 5 years                                     $11,000                  $3,000

         Included with the basic life insurance the employee shall have accidental death and dismemberment insurance equal to the amount of basic life insurance.

PENSION

                 The Company agrees to continue for the life of this Agreement a pension plan negotiated by the parties which by this reference is made a part thereof. In accordance with the provisions of the plan, an employee retiring during the life of this Agreement shall receive a monthly pension of $11.67 for each year of credited service up to 30 years and $5.84 for each year of credited service after 30 years. Employees 55 years of age or older with 30 or more years of credited service will be eligible to take early retirement with no reduction of benefits. An employee working 1500 or more regular and overtime hours in a plan year will be credited with a full year of credited service. Employees with five or more years of credited service will be vested.

         OTHER

                 The following benefit levels will also be in effect during the terms of this Agreement:

                                      2/4/95                 2/4/96                 2/4/96
        Sickness & Accident          $115/wk.               $120/wk.               $125/Wk.
        Maximum Hospitalization      $1,000,000             $1,000,000             $1,000,000





ARTICLE XX
CHECKOFF

          Upon receipt of a signed individual authorization, in the form agreed upon between the Company and the Union, from any employee covered by this Agreement, the Company shall withhold from such employee's earnings, payment for union dues and other obligations under the terms and conditions specified in the individual's authorization. Such deductions shall be made from each week of said employee's earnings and promptly remitted to the financial secretary of the union together with an alphabetized list of the names of the employees to whom said moneys are to be credited. Shall any employee have no earnings due him on any week, deductions shall be made from the next succeeding pay in which the employee does have earnings. The makeup payment for union dues shall not exceed eight (8) weeks.

         On the 10th day of each month, the Company will pay to the Financial Secretary of the Union the amounts it shall have deducted from wages of employees pursuant to said assignments during the preceding month.


ARTICLE XXI
JURY SERVICE

         Any employee who is kept away from work because of jury duty will be paid the difference between the jury pay and the regular straight time wages he would have received (based on regular number of shift hours of straight time pay) had he worked such day. Provided that to be eligible for such pay such employee shall:

A. Actually be required to be present at court for such jury service during all or part of his normal work hours.

B. Notify the Company of his selection for jury duty immediately on receipt of such notice and shall cooperate fully with the Company in getting himself excused from such duty if the Company so desires.

C. Furnish the Company a voucher from the court wherein such jury service is performed, setting forth the number of days of jury service and the jury fees paid to such employee for jury service.

D. This provision shall be applicable only to involuntary jury service, and no jury pay shall be paid any employee who volunteers for jury service.

E. An employee called for jury duty who is working on a shift other than the first shift shall be transferred to the first shift for the period of his jury service.


ARTICLE XXII
FUNERAL LEAVE

         All employees will be granted a MAXIMUM of three (3) days pay for lost work time due to death in the immediate family. Such pay will be made only for such consecutive work days lost that immediately follow the date of death excluding any Saturday or Sunday falling within such period. Vacation and holiday time shall not be considered as work days lost. The immediate family includes husband, wife, children, mother, father, brother, sister, mother-in-law, father-in-law, son-in-law, daughter-in-law, grandparents, grandparents-in-law, and grandchildren. It shall be the responsibility of an employee to fill out a preprinted form of specific detail and provide such proof as the Company may desire, E.G., ATTENDANCE OF FUNERAL, before payment for such absence will be made.



ARTICLE XXIII
AMENDMENTS

A. This Agreement may be amended at any time by an Agreement in writing executed by the parties hereto, but such shall be made only by mutual agreement, and neither party shall be required to negotiate any matter not covered by this Agreement during the term of this Agreement as all proposals heretofore submitted or desired by either party have been negotiated and either eliminated or agreed upon and incorporated herein.

B. It is expressly understood and agreed that should any disagreement arise between the parties with respect to any proposed amendment submitted by either party in accordance with the provisions of this section, such disagreement shall not be reviewable under the grievance procedure set forth elsewhere in this Agreement, nor arbitrable under the arbitration provisions set forth elsewhere in this Agreement.


ARTICLE XXIV
GENERAL POLICY STATEMENTS

A. If work of a sheet metal nature (such as duct work) on the plant shall be done by non-union workmen, the employees may refuse to cross any picket lines involved. This does not apply to work by or for Stransteel on the basic construction.

B. Union business on Company time if it interferes with productivity of anyone will be held to a minimum. Employees and union representative shall not discuss Union business on Company time without informing their supervisors. Supervisors shall not unduly withhold permission.

C. Radios will be allowed in the plant under the control of supervision and federal regulations (OSHA), until Management provides a P.A. and Sound System.

D. All prior Agreements, either oral or written, are hereby canceled and this Agreement shall constitute the only agreement between the parties, except to the extent that later amendments are agreed upon as provided for in Article XXIII.

E. All rules, privileges, and benefits heretofore in effect which are not specifically mentioned or changed by or subsequently changed as provided for in this Agreement shall remain in effect for the life of this Agreement.

F. Employees, after reporting to work, may be excused to attend Union meetings. Excused absence shall include reasonable travel time to and from the meeting as well as the actual meeting time. Such excused absence shall not be unreasonably withheld but may be declined if it would seriously disrupt the business.


ARTICLE XXV
DURATION

         This Agreement is effective as of February 4, 1995 and shall continue in effect until midnight, February 3, 1998, and thereafter from year to year unless either party shall give the other written notice at least sixty (60) days prior to such termination date of a desire to change or terminate this Agreement. The parties hereto agree that all bargainable issues are settled for the term of this Agreement or any extensions or renewals hereof.





ARTICLE XXVI
MISCELLANEOUS AGREEMENTS

I. When a vacancy exists in the Mold Maker, Maintenance, Neonizer, Product Developer, Painter, Sign Electrician, or Welder Classifications, the Company shall fill such vacancies by:

         A. Posting and awarding the job to the senior, qualified person bidding. A person who held the classification for the posted job at Plasti-Line previously or met all of the qualifications for the job through prior Plasti-Line experience shall be considered qualified. A welder must be certified to qualify.

         B. When a vacancy cannot be filled by the procedure above, the Company shall post a trainee job in the classification where the vacancy exists and award the job to the senior bidding person.

II.      All trainees shall be subject to the following provisions:

         A. Employees awarded a trainee classification will be reviewed in minimum thirty (30) day increments to ensure that progress toward meeting the necessary qualifications is being made. A trainee not making satisfactory progress may be disqualified at any time. A trainee who is disqualified shall be given bumping rights.

         B. Trainees shall be paid the rate listed in the Job Classification and Wage Scale of this Agreement. Trainees may be awarded the classification and paid the rate for that classification at any time during the training period that they meet all of the qualifications for the job.

         C. After completing a six (6) month training period, trainees shall be awarded the classification for which they trained and be paid the rate for that classification.

                 IN WITNESS WHEREOF, the respective parties have caused this Agreement to be signed in their respective names by their respective officers, all by authority duly given, on the effective date of February 4, 1995.



                                          PLASTI-LINE, INC.

                                          KATHY C. WOOD
                                          Vice President Human Resources


                                          STEVE ESTEP
                                          Plant Manager


                                          JULIE A. GLIBBERY
                                          Human Resources Manager





                                          LOCAL UNION NO. 555


                                          DANNY NEUBERT
                                          Business Manager/Financial Secretary


                                          DANNY PENLAND
                                          Business Representative


                                          ROY UNDERWOOD


                                          DAVE FREDERICK


                                          ROBERT L. MINTON


                                          MICHAEL L. PYLE


                                          DAN RALEY

JOB CLASSIFICATION & WAGE SCALE

The following classifications and wage rates will be in effect for the period of this Agreement.


CLASSIFICATION          DEPARTMENT
- -------------------------------------------------------------------------------------------------------------
                        Rate        '95 - 10.11      '96 - 10.41         '97 - 10.41         '98 - +$1,000.00

Welder                  Weld Shop
Maintenance             Maintenance
Product Developer       Product Development
Neonizer                Neon Shop
Mold Maker              Mold Shop
Painter                 Plastic Paint
                        Metal Paint
Sign Electrician        Metal Fabrication

                        Rate        '95 - 9.54       '96 - 9.84          '97 - 9.84          '98 - +$1,000.00

Machine Operator        Machine Shop
                        Neon Shop (Lettermaker)
                        Clad
                        Plastic Forming
                        Screen Room
Utility                 Plant
Pumper                  Neon Shop
Expeditor               Machine Shop

                        Rate        '95 - 9.45         '96 - 9.75        '97 - 9.75          '98 +$1,000.00

Fabricator              Plastic Fabrication
                        Trim and Rout
                        Metal Fabrication
                        Column Fabrication
                        Kit Fabrication
                        Sandblaster
                        Poleyard Fabrication
Cutter                  Cutting
Assembler/Crater        Assembly
                        Crating
                        Neon Assembly
Storekeeper             Receiving
                        Face Storage
                        Shipping
                        Forktruck - Metal
                        Forktruck - Plastic
                        Scrap & Reclamation
Janitor                 Janitorial
Lettermaker             Neon Shop


Trainees Rate                       '95 - 9.54         '96 - 9.84        '97 - 9.84


(Maintenance, Mold Maker, Product Developer, Welder, Neonizer, Painter, Sign Electrician)

Lead persons +25c.
Classification combinations - Pay highest rate

* Omitted pursuant to a request for confidential treatment.

         UNIFORM ALLOWANCE

         A weekly uniform allowance of $4.20 shall be provided those employees in the following classifications for any week in which they receive wages:



                 Maintenance                                Mold Maker
                 Welder                                     Janitor
                 Painter                                    Product Developer
                 Machine Operator--Screen Room
                 Neonizer



* Omitted pursuant to a request for confidential treatment.

                                WAGE PROGRESSION
                                ----------------



                 STARTING WAGE                                      Up to $6.50

                 4 MONTHS                                           $7.25

                 12 MONTHS                                          $7.55

                 18 MONTHS                                          $7.85

                 24 MONTHS                                          $8.15

                 30 MONTHS                                          FULL RATE


                 THE PROGRESSION WILL BE ADJUSTED AT THE BEGINNING OF YEAR 2 BASED ON THE AMOUNT OF THE WAGE INCREASE.

                 IF IT IS NECESSARY TO HIRE INTO THE SKILLED CLASSIFICATIONS, THE COMPANY SHALL HAVE THE FLEXIBILITY TO HIRE AT UP TO 80% OF THE FULL RATE AND ADVANCE THE NEW EMPLOYEE TO THE FULL RATE FROM 90 TO 180 DAYS BASED ON SKILLS AND ABILITY TO PERFORM THE JOB, PROVIDED THAT THE COMPANY HAS EXHAUSTED ALL BIDDING PROCEDURES ACCORDING TO THE CONTRACT. EMPLOYEES HIRED PRIOR TO FEBRUARY 3, 1995 WILL BE SUBJECT TO THE PROGRESSION IN PLACE AT THE TIME OF THEIR HIRE.


* Omitted pursuant to a request for confidential treatment.